SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 23, 2003

                             BROOKLINE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                        0-23695                  04-3402944
---------------------------     ------------------------   ---------------------
 (State or other jurisdiction    (Commission File No.)      (I.R.S. Employer
      of incorporation)                                    Identification No.)


             160 Washington Street, Brookline, MA                 02447-0469
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         (Address of principal executive offices)              (Zip Code)



         Registrant's telephone number, including area code   (617) 730-3500



                                 Not Applicable
    ------------------------------------------------------------------------
          (Former name or former address, if changed since last report)




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Item 5. Other Events


Brookline Bancorp Announces Settlement of REIT Tax Dispute, a $1.1 Million Pre-Tax Charge Relating to Investment Premiums and Enhanced Growth of its Indirect Automobile Lending Business

On June 23, 2003, the Company signed an agreement with the Commissioner of Revenue of the Commonwealth of Massachusetts to settle all disputes relating to assessments and tax liabilities involving the Company's real estate investment trust ("REIT") subsidiary for the years 1999 through 2002. As previously reported, $8,580,000 ($5,515,000 on an after-tax basis) was charged to the Company's earnings in the first quarter of 2003 to recognize liabilities for taxes and interest resulting from a new law enacted in Massachusetts on March 5, 2003 disallowing the deduction for dividends received from REITs retroactive to tax years ending on or after December 31, 1999. In accordance with the agreement signed today, the Company paid $4,341,000 as full settlement of the liabilities for taxes and interest mentioned above. As a result, earnings of the Company on an after-tax basis will be credited for $2,752,000 in the second quarter of 2003. This amount represents the difference between the liability recorded in the first quarter of 2003 and the amount of the settlement paid today, net of related tax benefits.

At May 31, 2003, the Company had an investment of $255 million in collateralized mortgage obligations ("CMOs"). CMOs are a type of debt security that entitle investors to cash flows in accordance with a predetermined priority with respect to the distribution of principal and interest payments from underlying mortgages that serve as collateral. Premiums paid to purchase CMOs are amortized over the estimated repayment period determined at the time of purchase. Due to recent unprecedented levels of mortgage prepayments, the expected average life of the Company's CMO investments has shortened considerably, resulting in the need to amortize related premiums over a shorter time frame. Accordingly, as of May 31, 2003, the Company charged earnings by approximately $1.1 million ($647,000 on an after-tax basis) to write down part of the unamortized premiums at that date. After the write-down, unamortized premiums amounted to approximately $4.6 million. If very high levels of mortgage prepayments continue, additional write-downs of unamortized premiums could be necessary in the future. The Company will again evaluate CMO mortgage prepayments at the end of June 2003.

The Company entered the indirect automobile lending business in the first quarter of 2003. In a prior communication, the Company projected that it would originate $70 million to $100 million of indirect automobile loans in 2003 and that the indirect automobile loan business would reduce 2003 earnings by around $0.01 per share and operate profitably by the second half of 2004. Activity to date with respect to the volume and credit quality of loans originated has been encouraging. As a result, we expect the total of indirect automobile loan originations in 2003 to be in the range of $175 million to $200 million and the indirect automobile loan business to contribute modestly to the Company's net earnings in the second half of 2003. The total of indirect automobile loans outstanding at May 31, 2003 was approximately $63 million.

The above contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, general economic conditions, changes in interest rates and competition.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              BROOKLINE BANCORP, INC.

Date:  June 24, 2003          By:  /s/ Paul R. Bechet
                                 -------------------------------------
                                   Paul R. Bechet, Chief Financial Officer